Exhibit 1.1

[Incorporating changes through October 23, 2025]

THE COMPANIES ORDINANCE

A COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ELLOMAY CAPITAL LTD.

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1. The name of the Company is:

ELLOMAY CAPITAL LTD.

2. The objects for which the Company was formed (state the main objects).

(a)	Advertisement on outdoor boards.

Advertisement by means of computerized accessories.

Advertisement in points of sale such as stores, supermarkets and shopping malls.

(b)	Manufacturing of computerized monitors on an international level.

(c)	Selling patents in the field of outdoor advertisement.

(d)	Development of sophisticated advertisement accessories.

(e)	To manage any business of equity owners, property owners, concession owners, financiers, agents, delegates, brokers, representatives and contractors, to take upon itself, to manage and to execute any finance and investment business.

(f)	To borrow, raise, secure the repayment of, any money, in such manner and on such terms and conditions as the Company may deem fit, and in particular – without derogating from the generality of the foregoing – by the issue of mortgages on its lands and other immovable properties and/or providing floating and/or fixed and special debentures and pledges and liens on any part of its lands and other assets, charged upon all or any of the property of the Company, present or future, and to repay, discharge or redeem any such mortgage, pledge or lien. The Company shall also be authorized to secure the repayment of monies it borrowed or will borrow by the issuance of debentures or series of debentures, new and otherwise, and to guarantee the repayment of such debentures by placing a charge of any kind, without any limitation, upon any part of the Company’s lands an all other assets, in whole or in part, present and future, including unpaid capital, and to acquire, release and redeem any such debentures, series of debentures or charges.

(g)	To lend money and to give advances or credit to, and to guarantee the debts and contracts of, such persons, firms and companies and on such terms and conditions as the Company may deem fit, and, in particular to customers and other persons having dealings with the Company, and to guarantee and be guarantor for such persons, firms or companies, and to accept from those to whom the Company shall lend money or give credit or guarantee all types of guarantees as the Company may deem fit, including – without limiting the generality of the foregoing – mortgages as well as pledges, charges, floating charges or security over any property of any kind, lands and chattels, and to release and surrender any such securities or redeem them on such terms as the Company may deem fit.

(h)	To carry on the business of producing, manufacturing, working, improving, developing, importing, exporting, transportation, supply, marketing, distribution, trading, exploiting and dealing in technical and mechanical equipment, apparatus, tools, utensils, appurtenances, accessories, containers, packings, raw materials, products, good and materials, of all kinds and description and for any use whatsoever.

(i)	To deal in any research, exploration and development of natural resources, and the exploitation thereof, to conduct researches with respect to this, and to establish, hold and operate institutions, experimental stations, laboratories and research associations.

(j)	To carry on the business of transportation and moving and in any means of transportation or transportation of any kind and type.

(k)	To apply for, purchase or otherwise acquire and obtain and register rights of use or inspection, to protect, extend and renew, in Israel or abroad, all kinds of patents, patent rights, brevet d’invention, licenses, protections, concessions (hereinafter – “patent rights”) which may, in the opinion of the Company, be conducive to the interests of the Company, and to use patent rights and work in accordance therewith, to exploit the same in any manner, to enter into any agreement and do any act whatsoever in connection with patent rights; to sell and otherwise dispose of patent rights and to grant licenses and privileges in connection with the same.

(l)	To engage in any scientific, technical, mechanical and other research work, experiments and tests, including for the purpose of improving or attempting to improve any invention and patent rights which the Company shall be entitled to, entitled to use or acquire or desire to acquire for itself.

(m)	To apply for, obtain, acquire, maintain, exploit, sell, transfer in all parts of the world, patterns, processes, know-how, trade secrets, permits, licenses, rights of possession, concessions, tenements and any other rights, privileges and benefits of any kind which may entitle, authorize or assist the Company to carry on any of the businesses which it is authorized to carry on.

(n)	To enter into any arrangements with any governments or authorities, whether central, municipal, local or otherwise, in all parts of the world, that may seem conducive to the objects of the Company, or any of them, and to obtain from any such government or authority any rights, privileges and concessions which the Company may think desirable to obtain, exploit or perform.

(o)	To adopt such means of making known the activities of the Company as may seem expedient, and, in particular, by advertising in the press, in the radio and in other ways, by circulars, by conducting exhibitions and advertising materials, and by granting prizes and grants.

(p)	To purchase or otherwise acquire and undertake any business – whether as a going concern or otherwise – and any property, assets, good-will, rights and obligations of any person or company, if it may benefit the Company or advance any interests that is within the framework of the Company’s objects.

(q)	To establish and incorporate, or to participate in the establishment or incorporation of any company, so that such company shall acquire or undertake any or all of the assets, rights and liabilities of the Company, or for any other purpose which might, in the opinion of the Company, assist, directly or indirectly, the Company to advance any interest that is within any of the Company’s objects.

(r)	To amalgamate or merge with any company.

(s)	To enter into partnership or any agreement for sharing of profits, combining of profits or cooperation with any person or company carrying on or entitled to carry on any business or businesses which the Company is entitled to carry on.

(t)	To sell and transfer the enterprise of the Company, in whole or in part, for such consideration as the Company may deem fit, and, in particular, in consideration for shares, debentures or other securities, to another company with objects similar, in whole or in part, to the objects of this Company.

(u)	To enter into any contract or agreement, and to execute any document, deed, contract or agreement, within the framework of the Company’s objects.

(v)	To insure the Company, its property, enterprises, plants and actions, in whole or in part, against any damages, loss, risk or liability.

(w)	To invest and deal with the monies of the Company not immediately required for its business in such manner as the Company may from time to time determine.

(x)	To distribute its assets, in whole or in part, among its members in specie; provided that such distribution would not cause a capital reduction not in accordance with the Companies Ordinance.

(y)	To provide pensions, grants and rewards to its employees and directors, or to persons who were its employees or directors, and to their family members, and to establish or support and assist with the opening of schools, educational or scientific institutions or commercial companies, whether related to the Company’s objects or not at all related, and the Company may also establish and maintain any club or other establishment for the benefit of the Company’s businesses or for the enjoyment of its employees and managers.

(z)	To act in order to attain any of the aforementioned objects, by virtue of this Memorandum of Association – to do such acts in Israel the Company is authorized – by virtue of the law, in any parts of the world, and to do in any country and place in the world, to perform and fulfill any commerce or business – that in the Company’s opinion could assist in the advancement of any issue within the framework of any object of the Company’s objects.

(aa)	To do all such actions related or connected to the objects included in this Memorandum of Association, explicitly or implicitly, or that may bring to the attainment of the above objects or any of them.

(bb)	To do all or any of the above actions, whether in Israel or outside of Israel in any part of the world, and either as principals, agents or trustees or otherwise, and either alone or in conjunction with others, and either by or through agents, contractors, trustees or otherwise.

(cc)	And it is hereby agreed and declared that in this Memorandum of Association the following expressions – whether appearing in the Memorandum of Association itself or in the Second Schedule to the Companies Ordinance[1] – shall have the following meanings:

“person” - includes company and corporation.

“company” or “corporation” – includes, unless it refers to this Company, any other company, cooperative society, any other society, body politic, public or juristic, association, partnership or body of persons, whether incorporated or not incorporated.

“land”– includes any right or interest in or to land, whether registrable or not, buildings, plantations, and everything attached or affixed to and on land.

(dd)	And it is hereby further agreed and declared that, unless it is expressly otherwise stated in this Memorandum of Association, each of the objects and powers specified in each of the sub-clauses of this Clause, including, having regard to the provisions of this sub-clause in each of the clauses of the Second Schedule to the Companies Ordinance, is a main and independent object, and shall in no way be limited or restricted by any reference or inference from any other sub-clause of this clause or any clause of the Second Schedule to the Companies Ordinance, or by any reference to or inference from the name of the Company.

3. The liability of the members is limited.

4.	The Company’s share capital is NIS 300,000,000, divided into 30,000,000 ordinary shares of nominal value NIS 10.00 each.

5.	Any change to the provisions of this Memorandum relating to the share capital of the Company shall require the approval of members, participating at a General Meeting in person or by proxy and vested with more than fifty percent (50%) of the total voting power attached to the shares whose holders participated, in person or by proxy, at such General Meeting.

We the undersigned, are desirous of being formed into a Company pursuant to this Memorandum of Association, and we hereby respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

Subscribers’ Names and ID Numbers	Address and Description	Number of Shares Taken[2]	Signatures

Moshe Nuri 4657557	30 Lochamei Hagetaot, Pethach Tikva	1994 Ordinary Shares 5 Management Shares	/s/ Moshe Nuri

Henya Nuri 5407479	30 Lochamei Hagetaot, Pethach Tikva	1 Ordinary Share	/s/ Henya Nuri

Total shares taken 2000

Dated May 10th, 1987

/s/ Moshe Nuri       /s/ Henya Nuri

WITNESS TO ABOVE SIGNATURES:

/s/ Chaim Greenvald, Adv.

[1]	Reference in this Memorandum to “the Second Schedule to the Companies Ordinance” is to the Second Schedule of the Companies Ordinance (New Version), 5743-1983.

[2]	The class of management shares has been abolished and the shareholdings have changed.

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